Exhibit No. 99.1
[LOGO]
News Release

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214      For further information, please

contact:                                                      Scott A. Kingsley,
                                                  EVP & Chief Financial Officer,
                                                     Community Bank System, Inc.
                                                          Office: (315) 445-3121
                                                             Fax: (315) 445-7347

                                                                              or

                                                                  Jerry W. Zehr,
                                                               President and CEO
                                                                 ONB Corporation
                                                          Office: (315) 462-2511
                                                             Fax: (315) 462-2058

             COMMUNITY BANK SYSTEM TO ACQUIRE ONTARIO NATIONAL BANK

        $95 MILLION-ASSET BANK TO STRENGTHEN CBU'S FINGER LAKES FOOTPRINT

      Syracuse, N.Y. - August 3, 2006 - Community Bank System, Inc. (NYSE: CBU) has entered into an agreement to acquire ONB Corporation, the parent of Ontario National Bank, headquartered in Clifton Springs, N.Y., in an all-cash transaction valued at $210 per share, or approximately $15.7 million in the aggregate. This acquisition, which is subject to regulatory approval and vote of ONB Corporation shareholders, is expected to close during the fourth quarter of 2006 and be immediately accretive to earnings.

      As of June 30, 2006, Ontario National Bank held $95 million in assets, $83 million in deposits and $60 million in loans. It currently operates four branches, including three in the Ontario County villages of Clifton Springs (2) and Phelps, and one in the Wayne County village of Palmyra, in addition to 11 ATMs located throughout the two-county region. All branches will be re-branded as Community Bank, N.A facilities, the operating name of CBU's banking subsidiary within New York State.

      "This is an excellent opportunity for us to strengthen our position within the Northern Finger Lakes region," said Mark Tryniski, Community Bank System's President and Chief Executive Officer. "While we already have a strong presence within both of these counties, this transaction allows us to nearly double our market share within a region that has been particularly productive for us over the past couple of years from a loan-generation perspective. We not only see this as an attractive region economically and demographically, but we are equally pleased to be gaining a group of customers who have not previously had access to the breadth of banking and financial services products we offer."


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      Jerry Zehr, Ontario National Bank's President and Chief Executive Officer,
remarked, "Our entire Board of Directors is particularly pleased to have found such an ideal merger partner as Community Bank System for our company. This organization has a tremendous track record of growth and success, and a wonderful set of community-based values. We are very happy to be able to place this organization in such capable hands. The Board expects Community Bank, N.A. will be a great fit and provide sustainable benefits for our customers, our employees and the communities we serve."

      Janney Montgomery Scott LLC served as financial advisor to Community Bank System, Inc.; Sandler O'Neill + Partners, L.P. served as exclusive financial advisor and provided a fairness opinion to ONB Corporation in connection with the transaction. Legal counsel for ONB Corporation is Harter Secrest & Emery LLP and for Community Bank System, Inc. is Bond, Schoeneck & King, PLLC.

      Community Bank System, Inc. (NYSE: CBU) is a registered bank holding company based in DeWitt, N.Y. CBU's wholly-owned banking subsidiary has $4.1 billion in assets and approximately 130 customer facilities across Upstate New York, where it operates as Community Bank, N.A., and Northeastern Pennsylvania, where it operates as First Liberty Bank & Trust. For further information please visit our websites at: www.communitybankna.com or www.firstlibertybank.com.


This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.


The following factors, among others, could cause the actual results of CBU's operations to differ materially from CBU's expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.



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